                                                                    EXHIBIT 4.34

                    ONLINE GAME SOFTWARE SUBLICENSE AGREEMENT

     This License Agreement (together with the exhibits referenced and attached hereto, the "Agreement") is made and entered into this 1st day of May, 2006 (the "Effective Date") by and between:

     GRANDPRO INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD., a corporation duly organized and validly existing under the laws of the People's Republic of China (the "PRC") and having its principal place of business at No.1 Office Building, No. 690 Bibo Road, Pudong New Area, Shanghai 201203, the PRC ("Grandpro" or "Licensor"); and

     SHANGHAI HAOFANG ONLINE INFORMATION TECHNOLOGY CO., LTD., a corporation organized and existing under the laws of the PRC and having its registered address at No. 2758 Huyi Road, Jiading Area, Shanghai, the PRC ("Haofang Online").

     Grandpro and Haofang Online shall be referred to individually as a "Party" and collectively as the "Parties".

                                    RECITALS

     WHEREAS, Grandpro engages in the business of developing, licensing, sourcing and sublicensing online games;

     WHEREAS, Haofang Online engages in the business of operating, publishing, distributing and selling online games;

     WHEREAS, Grandpro desires to grant, and Haofang Online desires to receive, a license to operate the Game various areas of the Territory.

     NOW, THEREFORE, in consideration of the promises and covenants contained herein and other good and valuable consideration exchanged pursuant to the terms hereof, and the mutual consideration, the Parties agree as set forth below.

1    DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.

1.1 "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday in the PRC.

1.2 "Central-south China" shall mean the provinces of Henan, Hunan, Hubei, Guangdong and Hainan and the Guangxi autonomous region.

1.3 "Client Software" shall mean that portion of the software to be distributed to End Users for installation on personal computers or other devices and designed to enable such end users to remotely access, and interact with, the Server Software via the Internet.

1.4 "East China" shall mean the provinces of Jiangsu, Zhejiang, Anhui, Fujian, Jiangxi and Shandong and Shanghai Municipality.

1.5 "End Users" shall mean individual users (and not entities or businesses or Internet Cafes) located in the Territory who are offered or provided access to the Game.

1.6 "Game" shall mean the online casual computer game (both Client Software and Server Software) known as "Doudizhu" (or variations of the foregoing), which was developed by Grandpro.

1.7 "Intellectual Property" shall mean inventions, articles of manufacture, compositions of matter, methods, apparatus, improvements thereof, ideas, conceptions, formulas, data, programs, other works of authorship, derivative works, know-how, improvements, discoveries, developments, designs and techniques, technical or business information, names or marks, characters, other proprietary information, or any other intellectual property anywhere in the world, whether tangible or intangible.

1.8 "Intellectual Property Rights" shall mean all proprietary and intellectual property rights worldwide, including without limitation any and all utility patents, design patents, industrial registrations, copyrights, trademarks, trade secrets, moral rights, character rights, sui generis protection, rights of publication, rights of privacy, trade dress, state law right, and any other worldwide intangible or tangible right anywhere in the world that is related to Intellectual Property (including without limitation any pending registrations, applications, divisionals, continuations, derivatives, reissues, and reexaminations associated therewith).

1.9 "Licensed Marks" shall mean the Localized Game Marks and such other trademarks expressly authorized in writing by Grandpro to be used by Haofang Online.

1.10 "Localized Game Marks" shall mean the trademarks registered in Mandarin Chinese for the Game.

1.11 "North China" shall mean Beijing and Tianjin Municipalities, Hebei and Shanxi [CHINESE CHARACTERS] provinces and the Inner Mongolia autonomous region.

1.12 "North-east China" shall mean the territory of Liaoning, Jilin and Heilongjiang Provinces.

1.13 "North-west China" shall mean the provinces of Shanxi [CHINESE CHARACTERS], Gansu and Qinghai, and the Ningxia and Xinjiang autonomous regions.

1.14 "Online Services" shall mean the underlying and supporting online game services (including, but not limited, to Web portals, customer support, billing, quality assurance, technical support, live operations, network operations, online customer relations, account support, and other personnel and/or elements) necessary to operate the Server Software and the game data centers so as to permit online Internet access and play by End Users using the Client Software.

1.15 "Server Software" shall mean that portion of the Game that is designed to allow multiple end users that have the Client Software installed and/or running on remote personal computers or devices to interact with each other online via the Internet.

1.16 "South-west China" shall mean the provinces of Sichuan, Guizhou and Yunnan, Chongqin Municipality and the Tibet autonomous region.

1.17 "Territory" shall mean Ease China, North-east China, North China, North-west China, South-west China and Central-south China.

Each of the following terms shall have the meanings ascribed to them in the Sections set forth opposite such terms:

"Agreement"           Preamble
"Distribution Rights" Section 2.1
"Effective Date"      Preamble
"Party"               Preamble
"PRC"                 Preamble
"Term"                Section 4.1

2    LICENSE GRANT

2.1 Grant. During the Term of this Agreement, Grandpro hereby grants to Haofang Online a license for the Territory (the "Distribution Rights") to:

     (a)  provide the Online Service to End Users;

     (b) promote, market, operate, maintain, offer and distribute the software for the Localized Game in the Territory; and in connection therewith, copy and use textual, sound and/or graphical content pertaining to the Game, including the characters, stories and sound recordings, in marketing collateral;

     (c) install, copy and use the Game for purposes of operating, maintaining, and distributing the Online Services in the Territory;

     (d) reproduce and distribute (either directly or indirectly) the Client Software of the Game (in object code form only) to End Users located in the Territory in connection with the Online Services; and

     (e) copy, use and display the Licensed Marks in the Territory in connection with the promotion, marketing, support, offering, copying, distribution and sublicensing of the Game.

3    ROYALTY FEES

3.1 Royalty Fees. In consideration of the distribution rights and related rights granted by Grandpro to Haofang Online hereunder, Haofang Online shall pay to Grandpro a royalty fee equal to 35% of revenues on a monthly basis.

3.2 Royalty Statements. Haofang Online shall provide Grandpro with a statement within ten (10) Business Days of the end of each calendar month during the Term of this Agreement.

3.3 Royalty Payments. All payments of royalty fees shall be computed by Haofang Online on a monthly basis, and shall be due and payable by wire transfer to a bank account designated by Grandpro by the 30th day of the month after the month in which Grandpro confirms the royalty statement under Clause 3.2.

3.4 Grandpro shall provide Haofang Online with a receipt for a monthly royalty payment by the 15th day after Haofang Online makes such monthly royalty payment.

4    TERMS AND TERMINATION

4.1  Term. The initial term of this Agreement shall commence on the Effective

     Date and shall expire on the first anniversary of the Effective Date, subject to extension or renewal by mutual written agreement of the Parties hereto or earlier termination in accordance with the terms and conditions of this Agreement. The initial term and all extensions and renewals thereof shall collectively be referred to as the "Term."

4.2  Termination.

     (a) Mutual Termination Rights. Each Party may terminate this Agreement, without penalty or liability to such Party, immediately upon written notice thereof (i) in the event of the commencement of any liquidation, dissolution, voluntary or involuntary bankruptcy, insolvency, receivership or similar proceeding of the other Party;
          (ii) if the other Party is unable to pay its debts as they become due, has explicitly or implicitly suspended payment of its debts as they become due (except debts contested in good faith) or if the creditors of the other Party have taken over its management or a substantial part of its assets.

     b) Grandpro Termination Rights. This Agreement may be terminated by Grandpro, without penalty or liability to Grandpro, upon providing written notice thereof to Haofang Online.

4.3 Termination Effect. The Parties agree that upon the expiration of the Term or earlier termination of this Agreement, and except as may be otherwise mutually agreed in writing by the Parties:

     (a) All rights and obligations of the Parties under this Agreement, except as provided in Section 4.4 (Survival) below, shall terminate and no longer be valid or bind the Parties. Without limiting the generality of the foregoing.

     (b) All accrued royalty fees due for periods prior to such expiration or termination shall become due and payable within thirty (30) Business Days following the later of (i) the date of such expiration or termination; and (ii) the receipt by Haofang Online of Grandpro's invoice for such royalty fees.

4.4 Survival. The provisions of Section 4.3 (Termination Effect), Section 4.4 (Survival) and Section 5.3 (Disputes and Governing Law) of this Agreement shall survive the termination or expiration of this Agreement.

5    MISCELLANEOUS

5.1  Assignment. Haofang Online may assign or transfer its rights under this

     Agreement to a third party without the prior written consent of the Licensor.

5.2 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and merges, revokes and supersedes all prior and contemporaneous agreements, understandings, arrangements, documents and communications (whether written or oral) between the Parties and is intended as a final expression of their agreement.

5.3 Disputes and Governing Law. This Agreement shall be construed in accordance with the laws of the PRC. Any disputes that arise in connection with this Agreement shall be litigated in courts located within the Pudong New Area, Shanghai, the PRC.

5.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile and transmission by facsimile shall be considered proper delivery for legal purposes.

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IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives on the date first set forth above.

GRANDPRO INFORMATION TECHNOLOGY
(SHANGHAI) CO., LTD.


By:
    ---------------------------------
Name: Chen Tianqiao
Title: Chief Executive Officer


SHANGHAI HAOFANG ONLINE INFORMATION
TECHNOLOGY CO., LTD.


By:
    ---------------------------------
Name: Zhang Xiangdong
Title: Vice President